UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 27, 2017
BLACK KNIGHT FINANCIAL SERVICES, INC.
(Exact name of Registrant as Specified in its Charter)

1-37394
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4798491 (IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 854-5100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
First Amendment to Credit and Guaranty Agreement

On February 27, 2017, Black Knight InfoServ, LLC, a Delaware limited liability company ("BKIS"), an indirect subsidiary of Black Knight Financial Services, Inc. ("Black Knight"), entered into a First Amendment to Credit and Guaranty Agreement (the "Amendment") with JPMorgan Chase Bank, N.A. as administrative agent (the "Agent"), and the Agent on behalf of the consenting lenders, pursuant to which certain terms of the Credit and Guaranty Agreement (the “Credit Agreement”) dated as of May 27, 2015, by and among BKIS, Black Knight Financial Services, LLC, the Agent, the guarantors party thereto, the other agents party thereto and the lenders party thereto were modified and amended.

Pursuant to the Amendment, effective as of February 27, 2017, the term loan B facility under the Credit Agreement bears interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of 125 basis points, or (ii) the Eurodollar rate plus a margin of 225 basis points, subject to a Eurodollar rate floor of 75 basis points. In addition, the Amendment permits the previously announced tax-free distribution pursuant to which Fidelity National Financial, Inc. ("FNF") intends to distribute, together with the other transactions related thereto, all 83.3 million shares of Black Knight common stock that it currently owns to holders of FNF Group common stock.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1
First Amendment to Credit and Guaranty Agreement, dated as of February 27, 2017, by and among Black Knight InfoServ, LLC, a Delaware limited liability company, as the borrower, and JPMorgan Chase Bank, N.A. as administrative agent

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Knight Financial Services, Inc.
Date: March 2, 2017	By:	/s/ Michael L. Gravelle
		Name:	Michael L. Gravelle
		Title:	Executive Vice President, General Counsel and Corporate Secretary

 EXHIBIT INDEX

Exhibit	Description
10.1
First Amendment to Credit and Guaranty Agreement, dated as of February 27, 2017, by and among Black Knight InfoServ, LLC, a Delaware limited liability company, as the borrower, and JPMorgan Chase Bank, N.A. as administrative agent